Exhibit 99.1

Selected Financial Data

Historical Financial Highlights
(dollars in thousands, except per share data)

	2004	2003	2002	2001	2000
	(revised)	(revised)	(revised)	(revised)	(revised)
Gross revenues(1)	$157,277	$124,248	$109,812	$85,554	$83,495
Earnings from continuing operations before cumulative effect of change in accounting principle	49,259	40,440	33,246	23,204	33,632
Net earnings	64,934	53,473	48,058	28,963	38,251
Total assets	1,300,048	1,213,778	958,300	1,010,009	769,295
Total debt	524,241	467,419	386,912	435,333	360,381
Total equity	756,998	730,754	549,141	564,640	393,901
Cash dividends paid to:
Common stockholders	66,272	55,473	51,178	38,637	37,760
Series A Preferred Stock stockholders	4,008	4,008	4,010	-	-
Series B Convertible Preferred Stock stockholders	1,675	502	-	-	-
Weighted average common shares:
Basic	51,312,434	43,108,213	40,383,405	31,539,857	30,387,371
Diluted	51,742,518	43,896,800	40,588,957	31,717,043	30,407,507
Per share information:
Earnings from continuing operations before cumulative effect of change in accounting principle:
Basic	0.850	0.840	0.720	0.740	1.110
Diluted	0.850	0.830	0.720	0.730	1.110
Net earnings:
Basic	1.150	1.140	1.090	0.920	1.260
Diluted	1.150	1.130	1.090	0.910	1.260
Dividends paid to:
Common stockholders	1.290	1.280	1.270	1.260	1.245
Series A Preferred Stock stockholders	2.250	2.250	2.250	-	-
Series B Convertible Preferred Stock stockholders	167.500	50.250	-	-	-

Other data:
Cash flows provided by (used in):
Operating activities	74,792	48,531	111,589	112,267	14,551
Investing activities	(58,955)	(251,186)	(15,142)	(2,700)	17,195
Financing activities	(19,225)	205,965	(101,654)	(8,878)	(28,929)
Funds from operations – diluted(2)	73,065	61,749	54,595	32,034	42,061

(1)	Gross revenues include revenues from the Company’s continuing and discontinued operations. The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and broadens the presentation of discontinued operations in the income statement to include a component of an entity. Accordingly, the results of operations related to these certain properties that have been classified as held for sale or have been disposed of subsequent to December 31, 2001, the effective date of SFAS No. 144, have been reclassified as earnings from discontinued operations. In addition, the Company has also classified revenues and expenses related to the four Investment Properties sold during the quarter ended March 31, 2005 and the one Investment Property held for sale at March 31, 2005, as discontinued operations.

(2)	Funds from Operations, commonly referred to as FFO, is a relative non-GAAP financial measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by the National Association of Real Estate Investment Trusts and is used by the Company as follows: net earnings (computed in accordance with GAAP) plus depreciation and amortization of assets unique to the real estate industry, excluding gains (or including losses) on the disposition of real estate held for investment, and the Company’s share of these items from the Company’s unconsolidated partnerships.

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FFO is generally considered by industry analysts to be the most appropriate measure of operating performance of real estate companies. FFO does not necessarily represent cash provided by operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of the Company’s operating performance or to cash flow as a measure of liquidity or ability to make distributions. Management considers FFO an appropriate measure of operating performance of an equity REIT because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time, and because industry analysts have accepted it as an operating performance measure. The Company’s computation of FFO may differ from the methodology for calculating FFO used by other equity REITs, and therefore, may not be comparable to such other REITs.

The Company has earnings from discontinued operations in each of its segments, real estate held for investment and real estate held for sale. All property dispositions from the Company’s held for investment segment are classified as discontinued operations. In addition, certain properties in the Company’s held for sale segment that have generated revenues before disposition are classified as discontinued operations. These held for sale properties have not historically been classified as discontinued operations, therefore, prior period comparable consolidated financial statements have been restated to include these properties in its earnings from discontinued operations. These adjustments resulted in a decrease in the Company’s reported total revenues and total and per share earnings from continuing operations and an increase in the Company’s earnings from discontinued operations. However, the Company’s total and per share net earnings available to common stockholders are not affected.

The following table reconciles FFO to their most directly comparable GAAP measure, net earnings for the years ended December 31:

	2004	2003	2002	2001	2000
	(revised)	(revised)	(revised)	(revised)	(revised)
Reconciliation of funds from operations:
Net earnings	$64,934	$53,473	$48,058	$28,963	$38,251
Real estate, held for investment depreciation and amortization:
Continuing operations	15,049	11,127	9,161	6,953	7,256
Discontinued operations	666	745	1,167	703	582
Partnership real estate depreciation	622	699	479	63	63
Gain on disposition of real estate held for investment	(2,523)	(287)	(260)	(4,648)	(4,091)

FFO	78,748	65,757	58,605	32,034	42,061
Series A Preferred Stock dividends	(4,008)	(4,008)	(4,010)	-	-
Series B Convertible Preferred Stock dividends	(1,675)	(502)	-	-	-

FFO available to common stockholders – basic	73,065	61,247	54,595	32,034	42,061
Series B Convertible Preferred Stock dividends	-	502	-	-	-

FFO available to common stockholders – diluted	$73,065	$61,749	$54,595	$32,034	$42,061

For a discussion of material events affecting the comparability of the information reflected in the selected financial data, refer to the Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

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